EXHIBIT 23.3


                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Post-effective Amendment No. 1 to Form S-3 of our report dated February 11, 2002, on the Company's consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ending on December 31, 2001 included in the Company's Form 10-K for the year ended December 31, 2001 and to all references to our Firm included in this registration statement.



Arthur Andersen LLP

/s/ Arthur Andersen LLP

Chicago, Illinois

April 3, 2002